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                                                                    EXHIBIT 12.1

                         GENERAL GROWTH PROPERTIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
  AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                THREE MONTHS                                  YEARS ENDED DECEMBER 31
                                                    ENDED
                                                   MARCH 31,
Revenues                                              2004          2003         2002           2001           2000         1999
                                                 -----------    -----------  -----------    -----------    -----------  -----------
     Minimum rents                               $   222,656    $   781,675  $   584,260    $   466,678    $   437,021  $   384,590
     Tenant recoveries                               102,604        333,712      255,526        218,700        212,492      179,558
     Overage Rents                                     8,768         34,928       28,044         22,746         28,263       26,757
     Other                                             8,856         36,275       33,367         24,477          9,600       11,745
     Management and other fees                        18,701         84,138       75,479         66,764          6,471        5,083
                                                 -----------    -----------  -----------    -----------    -----------  -----------
            Total revenues                           361,585      1,270,728      976,676        799,365        693,847      607,733
                                                 -----------    -----------  -----------    -----------    -----------  -----------
Expenses
     Real estate taxes                                28,313         89,038       61,096         51,057         49,084       45,213
     Management fees to affiliate                         --             --           --             --          4,439        6,612
     Property operating, property
        management and other costs                   101,622        381,644      294,069        233,340        162,368      142,067
     Provision for doubtful accounts                   2,797          7,009        3,859          3,322          2,013        4,361
     General and administrative                        2,190          8,533        8,720          6,006          6,351        5,857
     Depreciation and amortization                    73,167        231,172      179,542        144,863        119,337      107,951
     Network discontinuance costs                         --             --           --         66,000             --           --
                                                 -----------    -----------  -----------    -----------    -----------  -----------
            Total expenses                           208,089        717,396      547,286        504,588        343,592      312,061
                                                 -----------    -----------  -----------    -----------    -----------  -----------
            Net operating income                     153,496        553,332      429,390        294,777        350,255      295,672

     Interest income                                     420          2,308        3,689          4,655         12,452       16,482
     Interest expense                                (87,087)      (278,543)    (219,029)      (225,057)      (225,092)     202,321)
     Equity in net income of unconsolidated
        affiliates:                                   17,930         94,480       80,825         60,195         50,063       17,890
     Income allocated to minority interest           (25,636)      (112,111)     (86,670)       (40,288)       (51,676)     (32,444)
                                                 -----------    -----------  -----------    -----------    -----------  -----------
     Income from continuing operations           $    59,123    $   259,466  $   208,205    $    94,282    $   136,002  $    95,279
                                                 ===========    ===========  ===========    ===========    ===========  ===========

Ratio of Earnings to Fixed Charges

Earnings:
     Income from continuing operations before
        minority interest and income
     from equity investees                       $    66,829    $   277,097  $   214,050    $    74,375    $   137,615  $   109,833
     Adjustments:
     Fixed Charges                                    99,523        325,219      249,731        257,145        248,998      219,566
     Amortization of capitalized interest                844          2,627        2,485          2,147          1,422          986
     Distributed income of equity investees           43,214        182,538      130,453        160,646         61,412      119,559
     Interest capitalized                             (1,947)        (5,679)      (5,195)       (16,272)       (17,709)     (17,166)
     Preference security dividend requirements
         on consolidated subsidiaries
     (Distributions on preferred units
         of membership interest)                     (10,277)       (40,257)     (25,014)       (15,663)        (6,091)          --
                                                 -----------    -----------  -----------    -----------    -----------  -----------
     Total Earnings                              $   198,186    $   741,545  $   566,510    $   462,378    $   425,647  $   432,778
                                                 ===========    ===========  ===========    ===========    ===========  ===========

Fixed Charges:                                   $    99,523    $   325,219  $   249,731    $   257,145    $   248,998  $   219,566

Preferred Stock Dividends (PIERS)                $        --    $    13,030  $    24,467    $    24,467    $    24,467  $    24,467


Ratio of Earnings to Fixed Charges:                    1.991          2.280        2.268          1.798          1.709        1,971
Ratio of Earnings to Combined Fixed Charges
 and  Preferred Stock Dividends:
                                                       1.991          2.192        2.066          1.642          1.556        1.773

Fixed Charges:
     Interest expensed                           $    87,087    $   278,543  $   219,029    $   225,057    $   225,092  $   202,321
     Interest capitalized                              1,947          5,679        5,195         16,272         17,709       17,166
     Interest expense within rental expense              212            740          493            153            106           79
     Preference security dividend
        requirements on consolidated
        subsidiaries
     (Distributions on preferred units of
        membership interest)                          10,277         40,257       25,014         15,663          6,091           --
                                                 -----------    -----------  -----------    -----------    -----------  -----------
     Total Fixed Charges                         $    99,523    $   325,219  $   249,731    $   257,145    $   248,998  $   219,566
                                                 ===========    ===========  ===========    ===========    ===========  ===========
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